Exhibit 10.2

Stock Option

A. A STOCK OPTION for a total of                 shares of Common Stock, at par value $.01, of the GENUTEC BUSINESS SOLUTIONS, INC. Corporation, a Montana corporation (herein the “Company”) is hereby granted to                                                     (herein the “Optionee”), subject in all respects to the terms and provisions of the GENUTEC BUSINESS SOLUTIONS, INC. Corporation Stock Option Plan (herein the “Plan”), dated September 20, 1996, which has been adopted by the Company and which is incorporated herein by reference.

B. The option price as determined by the Board of Directors of the Company is $                 per share.

C. This Option may not be exercised if the issuance of shares of Common Stock of the Company upon such exercise would constitute a violation of any applicable Federal or State securities or other law or valid regulation. The Optionee, as a condition to his exercise of this Option, shall represent to the Company that the shares of Common Stock of the Company that he/she acquires under this Option are being acquired by him/her for investment and not with a present view to distribution or resale, unless counsel for the Company is then of the opinion that such a representation is not required under the Securities Act of 1933 or any other applicable law, regulation, or rule of any governmental agency. This Option may not be transferred in any manner otherwise than by will or the laws of descent and distribution, and may be exercised during the lifetime of the Optionee only by him/her. The terms of this Option shall be binding upon the executors, administrators, heirs, successors, and assigns of the Optionee.

E. This Option may not be exercised in less than three (3) years, or more than eight (8) years from the date of its grant, and may be exercised during such term only in accordance with the terms of the Plan.*

*Exception:  Exercise of options may be transferred to Optionee prior to three (3) years from the date of its grant, concurrent with a sale or transfer of Company in whole, upon the execution of such sale or transfer, and in accordance with the terms of the Plan and under conditions set forth by the Board of Directors at that time.

Dated:	GENUTEC BUSINESS SOLUTIONS, INC. Corporation

Corporation Seal

By:
President

The Optionee acknowledges receipt of a copy of the Plan, a copy of which is annexed hereto, and represents that he/she is familiar with the terms and provisions thereof. The Optionee hereby accepts this Option subject to all the terms and provisions of the Plan. The Optionee hereby agrees to accept as binding, conclusive, and final all decisions and interpretations of the Board of Directors and, where applicable, the Stock Option Plan Committee, upon any questions arising under the Plan.  As a condition to the issuance of shares of Common Stock of the Company under this Option, the Optionee agrees to remit to the Company at the time of any exercise of this Option any taxes required to be withheld by the Company under Federal, State, or Local law as a result of the exercise of this Option.

Dated:

Optionee:
Name